EXHIBIT 5.1
                            REED SMITH SHAW & MCCLAY

                             2500 ONE LIBERTY PLACE              PITTSBURGH, PA
                                                                 WASHINGTON, DC
FAX 215-851-1420         PHILADELPHIA, PA  19103-7301            HARRISBURG, PA
                                                                     McLEAN, VA
WRITER'S DIRECT DIAL NUMBER                                       PRINCETON, NJ
215-851-8100                                                       NEW YORK, NY



                                                          June 25, 1996

Lafayette Industries, Inc.
140 Hinsdale Street
Brooklyn, New York 11207

     RE:  Registration Statement on Form S-8
          1993 Stock Incentive Plan

Gentlemen:

     We have acted as counsel to Lafayette Industries, Inc. (the "Company") in connection with the above-captioned Registration Statement, relating to up to 800,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be acquired by employees and the Chairman of the Board of Directors of the Company under the Company's 1993 Stock Incentive Compensation Plan (the "Plan"). In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan have been duly authorized, validly issued and fully paid at the time of their original issuance.

     In connection with this opinion, we have examined, among other things:

     (1) the Certificate of Incorporation of the Company, as amended to date;

     (2) resolutions adopted by the Board of Directors of the Company on January 19, 1994, adopting the Plan, authorizing the issuance of up to 300,000 shares of Common Stock thereunder; and

     (3) resolutions adopted by the Board of Directors of the Company on June 1, 1995, amending the Plan to increase the number of shares of Common Stock authorized thereunder to 800,000 and reserving 800,000 shares of Common Stock for such purpose; and

     (4) minutes of the Annual Meeting of Shareholders held on June 27, 1995 containing shareholder adoption of the Plan, as amended; and

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REED SMITH SHAW & MCCLAY

Lafayette Industries, Inc.
March 7, 1996
Page 2

     (5) the Plan, as currently in effect.

     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion:

     (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

     (b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                                   Very truly,



                                                   REED SMITH SHAW & McCLAY

MBP/BSK/rmd